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                                                                     Exhibit G-2

                             Proposed Form of Notice

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-_____)

Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __, 2001 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After __, 2001, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

Conectiv et al. (70-9095)

Conectiv, a Delaware corporation and a registered public utility holding company has filed an amendment to the application/declaration under Sections 6, 7, 9, 10, 12 and 32 and Rules 45, 53 and 54 of the Public Utility Holding Company Act of 1935, as amended.

Conectiv and its utility subsidiaries, Delmarva Power and Light Company ("Delmarva") Atlantic City Electric Company, Conectiv Delmarva Generation, Inc. ("CDG") and Conectiv Atlantic Generation, L.L.C. ("CAG"), and certain direct and indirect nonutility subsidiaries were authorized to issue securities for the period beginning with the effective date of an order issued in such proceeding through September 30, 2003 by Order dated February 26, 1998 (HCAR No. 26833) as supplemented by Orders dated August 21, 1998 (HCAR No. 26907), September 28, 1998 (HCAR No. 26921), October 21, 1998 (HCAR No. 26930), November 13, 1998
(HCAR No. 26941), December 14, 1999 (HCAR No. 27111), August 17, 2000 (HCAR No.
27213) and June 7, 2001 (HCAR No. 27415).

Conectiv requests that an order be issued that would permit:

    - Conectiv, Conectiv Energy Holding Company ("CEH"), any subsidiary of CEH or a financing entity established by CEH (including an entity established to construct and finance generation assets) (collectively, CEH, any subsidiary of CEH and any financing entity established by CEH are hereinafter referred to as the "Genco Financing Entities") to issue external long-term and short-term debt and preferred stock and preferred stock equivalent securities (preferred stock and preferred stock equivalent securities are hereinafter referred to as "Preferred Securities") for the purpose of financing existing and prospective generation assets. The aggregate amount of long-term debt and Preferred Securities, when combined with short-term debt securities issued by such entities and then outstanding, will not exceed $1.5 billion during the Authorization Period;



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    -   CEH to guarantee the obligations of its direct and indirect subsidiaries in favor of unaffiliated persons and for the Genco Financing Entities to issue guarantees to external lenders in support of their financing activities in an aggregate amount not to exceed $1.5 billion during the Authorization Period;

    - The Genco Financing Entities to enter into financial risk management arrangements during the Authorization Period;(1)

    - The modification of the allowable effective cost of money to 500 basis points above comparable term U.S. Treasury securities in the case of long-term debt securities and Preferred Securities, and to 500 basis points above comparable term LIBOR in the case of short-term debt securities;

    - The removal of the reservations of jurisdiction by the Commission with regard to the issuance of up to $750 million of long-term debt by Conectiv; and

    - The issuance of up to $150 million of long-term debt securities for the purpose of refunding maturing long-term debt securities.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.


                                                          Jonathan G. Katz
                                                          Secretary




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1 "Hedging Transactions" include only those transactions relating to financing activities. Engaging in futures and other commodity related risk management by CEH and its subsidiaries constitutes part of their normal business activities and, as such, does not require Commission approval. See Southern Energy, Inc., HCAR No. 35-27020 (May 13, 1999); Entergy Corp., HCAR No. 35-26812 (Jan. 6,
1998); New Century Energies, HCAR No. 35-26748 (Aug. 1, 1997); and National Fuel Gas Co., HCAR No. 35-2666 (Feb. 12, 1997).


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